Exhibit 10.1

FIRST AMENDMENT TO

LICENSE AGREEMENT

This First Amendment to the License Agreement (“First Amendment”) is made effective as of October 10, 2005, by and between INNOVO GROUP INC., a Delaware corporation, with its principle place of business at 5804 East Slauson Avenue, Commerce, California 90040, (hereinafter referred to as “INNOVO”) and JD DESIGN LLC, a California limited liability company, with its principle place of business at 5900 S. Eastern Avenue, Commerce, California 90040, (hereinafter referred to as “JD DESIGN”) and collectively know as (the “Parties”).

W I T N E S S E T H:

WHEREAS, the Parties entered into that certain License Agreement (the “License Agreement”) dated effective as of February 7, 2001 pursuant to which JD DESIGN granted to INNOVO an exclusive, non-assignable right to use certain marks, including the Joe’s® and JD symbol, in connection with the manufacture and/or importation and sale of certain Licensed Products (capitalized terms not otherwise defined herein shall have the same meaning as ascribed to them in the License Agreement) bearing the Trademarks in the Territory; and

WHEREAS, INNOVO and JD DESIGN have been in discussions regarding the licensing of certain kids products under the License Agreement which INNOVO, through its wholly-owned subsidiary Joe’s Jeans, Inc. (“JOE’S JEANS”) is not actively producing or selling; and

WHEREAS, in connection with the License Agreement between the Parties, the Parties wish to amend the License Agreement to provide, subject to certain restrictions and conditions as more fully set forth hereinbelow, for a release by INNOVO to JD DESIGN of certain of the Licensed Products set forth in Schedule A attached to the License Agreement and incorporated therein relating to the right to exploit the Trademarks in connection with “Boyswear Licensed Products,” “Girlswear Licensed Products” and “Infants and Toddlers Licensed Products”; and

NOW, THEREFORE, the Parties to this First Amendment hereby agree as follows:

1.                                       INNOVO hereby releases to JD DESIGN its rights to the following Licensed Products from Schedule A of the License Agreement:

(a)                                  “Boyswear Licensed Products,” sizes 4-20, as follows: boy’s dress, knit and woven sport shirts, suits, sportcoats, vests, sweaters, topcoats, neckwear, long and short pants and slacks, jeans, socks, gloves, underwear, pajamas, hats and caps, handkerchiefs and swimsuits, and such other items as may from time-to-time be designated upon written agreement by the parties.

(b)                                 “Girlswear Licensed Products,” sizes 3-14, as follows: shirts, blouses, knit shirts, dresses, coats, sport jackets, sweaters, slacks, jeans, socks, gloves, hats, scarves, swimwear, handkerchiefs, and skirts and such other items as may from time-to-time be designated upon written agreement by the parties.

(c)                                  “Infants and Toddlers Licensed Products,” sizes 0-4 as follows:  newborn, infant and toddler apparel including without limitation playwear, sportswear, outerwear and sleepwear.

(The Licensed Products mentioned above in Paragraphs 1(a), (b) and (c) shall hereinafter be referred to as the “Released Products.”)

2.                                       (a)                                  In connection with the release of the Released Products from Schedule A of the License Agreement and the reversion of the rights related thereto to JD DESIGN and in consideration of the efforts by INNOVO and JOE’S JEANS with the exploitation of the original Trademarks and any and all subsequent marks, JD DESIGN hereby grants to INNOVO the right to receive a 5% commission on all Net Sales of the Released Products (the “Commission”).  “Net Sales” shall have the same meaning and be calculated in the same manner as set forth in the License Agreement between INNOVO and JD DESIGN.  For purposes of this First Amendment, it shall specifically be understood that INNOVO shall not be obligated to pay to JD DESIGN the three percent (3%) commission as set forth in Section 6.1 of the License Agreement for any sales of the Released Products.

(b)                                 In addition so long as JD DESIGN meets the following minimum Net Sales and pays the guaranteed minimum royalties (“GMR”) of Released Products according to the following schedule, the rights granted to JD DESIGN under this First Amendment shall remain in effect:

Annual Periods of Initial Term	Minimum Net Sales	GMR

December 1, 2005 – May 31, 2007 (“Year 1”)	$1,000,000	$50,000
June 1, 2007 – May 31, 2008 (“Year 2”)	$2,000,000	$100,000
June 1, 2008 – May 31, 2009 (“Year 3”)	$3,000,000	$150,000

(c)                                  All GMR’s paid during the term shall be creditable against the Commission otherwise owed in Paragraph 2 of this First Amendment.  Any excess GMR paid for during the respective term shall not be credited against GMR’s owed in any subsequent terms.

3.                                       Any additional consents or references to permission, specifically the language of Section 2.1 of the License Agreement, by Licensee for Licensor to subsequently grant third parties the right to manufacture, sell and/or import the Released Products is hereby expressly granted.

4.                                       The rights granted under this First Amendment shall remain in effect for a period of five (5) years from the date hereof (“Initial Term”) with the option to renew by JD DESIGN for up to the total term granted to Innovo under the License Agreement dated February 7, 2001, so long as JD DESIGN shall not be in default of its existing obligations under this First Amendment.  This First Amendment shall automatically renew unless terminated in writing by JD Design.

5.                                       It is agreed to by the Parties that JD DESIGN shall agree to employ at least one (1) salesperson responsible for sales of Released Products.

6.                                       It is agreed to by the Parties that JD DESIGN shall agree to ship its first substantial quantities of Released Products no later than March 2006.

7.                                       It is agreed to by the Parties that all sales of Released Products shall be made only to better department and better specialty stores, and that JD DESIGN shall have discretion on any close-out sales up to twenty percent (20%) of all Net Sales of Released Products.

8.                                       At its sole discretion, JD Design shall decide the extent of the product line to be offered under this Release, and no Event of Default shall occur as against JD Design as long as the GMR  payment across all three Released Products categories is met.  For purposes of this First Amendment, an Event of Default shall have the same meaning as set forth in Section 9.1 of the License Agreement.

10.                                 Except as set forth herein or as amended by this First Amendment, all other terms and conditions of the License Agreement shall remain the same and shall be in full force and effect.  Any capitalized terms not otherwise defined herein shall have the same meaning as set forth in the License Agreement.  In the event of a conflict between this First Amendment and the License Agreement, the License Agreement shall govern.

11.                                 This First Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, and all of which, taken together, shall constitute one and the same instrument.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.  SIGNATURE PAGE TO FOLLOW.]

IN WITNESS WHEREOF, the parties have executed this First Amendment, as of the date first written above.

INNOVO GROUP INC.		JD DESIGN LLC

	/s/ Marc Crossman	/s/ Joe Dahan
By:	Marc Crossman	By: Joe Dahan
Title:	President	Title: Chief Manager